

            AIR TRANSPORTATION HOLDING COMPANY, INC. AND SUBSIDIARIES



Exhibit 11.1

Computation of Primary and Fully Diluted Earnings Per Common Share

                             Three Months Ended         Six Months Ended
                               September 30,               September 30,
                                1995       1994           1995        1994
NET EARNINGS              $   300,558    433,225    $   820,107     863,937



WEIGHTED AVERAGE COMMON SHARES:

  Primary:
    Weighted average shares
       outstanding          2,804,600  2,912,433      2,825,766   2,912,433
    Dilutive stock options    254,051    456,545        255,384     456,545
                            3,058,651  3,368,978      3,081,150   3,368,978


  Fully Diluted:
   Weighted average shares
      outstanding           2,804,600  2,912,433      2,825,766   2,912,433
    Dilutive stock options    258,278    441,556        259,611     441,556
                            3,062,878  3,353,989      3,085,377   3,353,989


EARNINGS PER COMMON SHARE:


  Primary                 $      0.10       0.13    $      0.27        0.26




 Fully Diluted            $      0.10       0.13    $      0.27        0.26












